EXHIBIT 2

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 7/31/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
6/20/2025	Sell	2,401	22.06
6/23/2025	Sell	2,396	22.11
6/24/2025	Sell	1,742	21.57
6/25/2025	Sell	4,656	21.41
6/26/2025	Sell	459	21.54
7/2/2025	Sell	7,903	21.70
7/16/2025	Sell	14,733	21.80
7/17/2025	Sell	13,709	21.76
7/18/2025	Sell	15,267	21.71
7/21/2025	Sell	14,464	21.65
7/22/2025	Sell	23,569	21.72
7/23/2025	Sell	7,298	22.06
7/24/2025	Sell	59,983	22.02
7/25/2025	Sell	13,627	22.03
7/30/2025	Sell	2,701	21.61
7/31/2025	Sell	5,491	21.54